Exhibit 10.61

FIRST AMENDMENT
TO THE EMPLOYEE SAVINGS PLAN OF
IDAHO POWER COMPANY

The Employee Savings Plan of Idaho Power Company, as amended and restated effective January 1, 2016 (the “Plan”) is further amended, effective December 1, 2016, as set forth below.

1. Section 3.5 is amended to read as follows:

“Rollover Contributions shall be permitted, subject to the provisions of this Section. The Administrator may direct the Trustee to accept, in accordance with procedures approved by the Administrator, all or part of an Eligible Rollover Distribution for the benefit of a Participant from (i) the Participant, (ii) another Qualified Plan, including, in a trustee-to-trustee transfer, After-Tax Contributions or Roth Deferrals to that plan, (iii) an annuity contract described in Code section 403(b), (iv) an individual retirement account (except a Roth IRA) or annuity as defined in Code sections 408(a) or 408(b) that is eligible to be rolled over and otherwise would be includible in gross income, or (v) an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The approved procedures shall require that the Administrator reasonably conclude that any accepted Eligible Rollover Distribution is a valid rollover contribution in accordance with Treasury regulations and guidance.”
2. Section 4.4.2(b) is amended to read as follows:
“The Administrator shall provide the Trustee with valuations for Investment Funds which are not liquid or publicly traded, which valuations will account for the allocation of income or loss.”
3. Section 5.5 is amended to read as follows:
“The fair market value of the total net assets comprising the Trust Fund and of each Investment Fund will be determined as of the close of business on each Valuation Date.   Each such valuation will be made in accordance with the terms of the Trust Agreement.”
4. Section 8.2 is amended to read as follows:
“If a Participant is also a participant in another Qualified Plan which is sponsored by an Acquisition Business or Controlled Group Member, the Participant may direct the Trustee, subject to the approval of the Administrator, to accept from such Qualified Plan an amount representing such Participant’s interest in such plan, to be held by the Trustee subject to all of the terms and conditions of the Plan and Trust Agreement, in the Participant’s Rollover Account; provided, however, that property other than cash shall not be transferred to the Trustee without the approval of the Administrator and Trustee, and provided, further, that the Administrator may establish such procedures (including but not limited to required notice periods) as the Administrator shall deem appropriate, which must be followed by the Participant as a condition to such a transfer of assets. The Administrator may not approve any transfer to the Plan if such transfer would require the Plan to offer benefits, rights and features not offered under the Plan in order to comply with the requirements of Code section 411(d) and the regulations thereunder. Amounts transferred to the Plan from another Qualified Plan, other than such amounts transferred in a direct rollover transfer within the meaning of Code section 401(a)(31), shall retain all benefits, rights, and features provided under the Qualified Plan and protected under Code section 411(d)(6), except to the extent that such benefits, rights and features may be eliminated under the regulations under Code section 411(d)(6).”

IN WITNESS WHEREOF, the Company has executed this Amendment this 22nd day of November, 2016.

IDAHO POWER COMPANY

By: /s/ Lonnie G. Krawl
Lonnie G. Krawl
Its: Vice President of Human
Resources, Administrative Services
and Chief Information Officer